FIRST AMENDMENT TO CARBON DIOXIDE PURCHASE
AND SALE AGREEMENT

THIS FIRST AMENDMENT TO CARBON DIOXIDE PURCHASE AND SALE AGREEMENT (the "Amendment") is effective as of November 22nd, 2011 (the "Effective Date"), by and between Cardinal Ethanol, LLC ("Cardinal Ethanol") and EPCO Carbon Dioxide Products, Inc. ("EPCO"). Cardinal Ethanol and EPCO may collectively be referred to herein as the "Parties" or individually as a "Party".

WHEREAS Cardinal Ethanol and EPCO executed a Carbon Dioxide Purchase and Sale Agreement dated March 8, 2010 (the "Agreement'); and

WHEREAS, the Parties desire to amend the Agreement pursuant to Section 15 thereof as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows.

1.    Any capitalized terms used in this Amendment but not defined herein shall have the meaning given to them in the Agreement.

2.    Section 3(a) shall be changed as follows. The following shall be added after the first sentence and shall read as follows:

In the event EPCO expands the EPCO Plant by adding an additional 250 ton/day capacity, upon receipt of written notification from EPCO of the desired increase in supply, Cardinal Ethanol will, within a reasonable time following receipt of such notification, supply to EPCO at the Matchpoint (at 5 p.s.i.g.) CO2 Gas at a consistent Flow Rate sufficient for EPCO to produce 16.67 tons of Liquid CO2 per hour as measured pursuant to Section 5 on a consistent basis 350 days per year or approximately 400 tons of Liquid CO2 per day.

In the same Section 3(a), the following shall be added following the first full paragraph and shall read as follows:

In the event EPCO expands the EPCO Plant by adding an additional 250 ton/day capacity and the supply of CO2 Gas is increased as set forth above, the CO2 Credit shall then be calculated as the greater of a) 350 tons per day for each day of downtime; or b) the number of tons determined by dividing the Actual Expense by the applicable price per ton in Section 3(b).

3.    Section 3(b) shall be replaced in its entirety as follows:

"3.    Quantity and Price:

(b)
The price of CO2 Gas shall be $5.00 per ton as measured each month according to Section 5(a). In the event EPCO expands the EPCO Plant, the price of CO2 Gas shall remain $5.00 per ton, as measured each month according to Section 5(a), for any and all tons supplied to EPCO including the additional tons supplied due to an expansion of the CO2 plant."

4.	Section 4 shall be replaced in its entirety as follows:

"4.    Take or Pay Minimum:

(a)	During the term of this agreement EPCO agrees to pay Cardinal Ethanol for a minimum amount of tons of CO2 Gas each Contract Year of the Agreement (the "take or pay obligation"). This minimum quantity shall be based on a consistent flow of CO2 Gas from the ethanol source. The take or pay obligation will be "trued" up or determined on an annual basis. Within 15 days of the end of the applicable Contract Year, the parties shall determine any shortfall in the take or pay obligation. If there is a shortfall, EPCO shall pay the difference in the total amount paid during the year and its take or pay obligation within 30 days of the end of the applicable Contract Year.

The take or pay obligation shall initially be a minimum of 40,000 tons (or $200,000) each Contract Year of the Agreement. In the event that EPCO expands the EPCO Plant, the take or pay obligation shall be increased to a minimum of 98,700 tons (or $493,500) each Contract Year of the Agreement. The take or pay obligation shall be prorated on a monthly basis to account for the increase in minimum quantity beginning on the first day of the first month after the EPCO Plant completes the expansion of the EPCO Plant until the end of that Contract Year.

(b)
EPCO's obligation to take or pay shall abate beginning on the fourth consecutive day that EPCO is ready and able to "take" CO2 Gas, but is unable to do so because (i) there exists a force majeure event affecting Cardinal Ethanol; (ii) there is a day of downtime as described in Section 3(a) over the 15 days allowed; (iii) the Flow Rate that can be provided by Cardinal Ethanol to EPCO falls below an amount sufficient for EPCO to produce the applicable take or pay quantity on a tons of Liquid CO2 per hour basis as set forth in 3(a); (iv) there has been a cessation of ethanol production at the Cardinal Ethanol Plant; or (v) there exists a force majeure event affecting EPCO. For purposes of this Section 4(b), occurrences of any of the conditions set forth in items (i)-(v) hereof existing for periods of more than 12 hours in one day shall abate the take or pay obligation for the entire day that such condition existed.

For purposes of this Section 4(b) and to illustrate the aboVe-described abatement, EPCO's initial take or pay obligation will be based on 114 tons/day (40,000 tons divided by 350 days). The adjustment to the take or pay obligation, if any, will be determined by multiplying the ,number of daily occurrences of the events in (4b iv) times 114 tons/day and subtracting that result from 40,000 tons and multiplying by the price per ton in Section 3(b). Following an, increase to EPCO's take or pay obligation as set forth in Section 4(a), the take or pay obligation will be based on 282 tons/day (98,700 tons divided by 350 days). The adjusted take or pay obligation, if any, will then be determined by multiplying the number of daily occurrences of the events in (4b i-v) times, 282 tons/day and subtracting that result from 98,700 tons and multiplying by the price per ton in. Section 3(b).

Notwithstanding the foregoing, EPCO shall be entitled to an abatement of the take or pay obligation only to the extent that the Shipped Tons for the applicable Contract Year are less than the applicable take or pay obligation for that Contract Year.

5.     The Parties acknowledge and agree this Amendment has been drafted by the law firm of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., as legal counsel to Cardinal Ethanol. EPCO acknowledges that it has been advised, and has had the opportunity, to seek the advice of independent legal counsel in connection with the execution of this Amendment and is executing this Amendment with full knowledge of its significance.

6.    This Amendment may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by and delivered to each Party.

7.    All other terms and provisions of the Agreement shall remain in full force and effect except as expressly modified herein.

IN WITNESS WHEREOF, the Parties hereto have executed this FIRST AMENDMENT TO CARBON DIOXIDE PURCHASE AND SALE AGREEMENT as of the Effective Date.

CARDINAL ETHNAOL:

Cardinal Ethanol, LLC

By: /s/ Jeffrey L. Painter
Jeffrey Painter, Chief Executive Officer and President

EPCO:

EPCO Carbon Dioxide Products, Inc.

By: /s/ Darrel Craft
Its: President